As filed with the Securities and Exchange Commission on August 21, 2020

Registration Nos. 333-186503

333-207907

333-212997

333-219711

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8, REGISTRATION STATEMENT NO. 333-186503

TO FORM S-8, REGISTRATION STATEMENT NO. 333-207907

TO FORM S-8, REGISTRATION STATEMENT NO. 333-212997

TO FORM S-8, REGISTRATION STATEMENT NO. 333-219711

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BENEFYTT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1282634
(State of Incorporation)	(IRS Employer Identification No.)

3450 Buschwood Park Drive, Suite 200 Tampa, FL	33618
(Address of Principal Executive Offices)	(Zip Code)

Health Insurance Innovations, Inc. Long Term Incentive Plan

(Full title of the plan)

Erik M. Helding

Chief Financial Officer, Secretary and Treasurer

Benefytt Technologies, Inc.

3450 Buschwood Park Drive, Suite 200

Tampa, FL 33618

813-397-1187

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael J. Aiello Eoghan P. Keenan Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Domenick DiCicco General Counsel and Chief Compliance Officer 3450 Buschwood Park Dr., Suite 200 Tampa, Florida 33618 (813) 397-1187	Richard J. Campbell, P.C. Robert M. Hayward, P.C. Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Benefytt Technologies, Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s Class A Common Stock, $0.001 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-186503 , filed on February 7, 2013, registering the offer and sale of 1,250,000 Shares issuable pursuant to the Health Insurance Innovations, Inc. Long Term Incentive Plan;

•

Registration Statement No. 333-207907 , filed on November 9, 2015, registering the offer and sale of 1,078,547 Shares issuable pursuant to the Health Insurance Innovations, Inc. Long Term Incentive Plan;

•

Registration Statement No. 333-212997 , filed on August 8, 2016, registering the offer and sale of 1,000,000 Shares issuable pursuant to the Health Insurance Innovations, Inc. Long Term Incentive Plan; and

•

Registration Statement No. 333-219711 , filed on August 4, 2017, registering the offer and sale of 2,000,000 Shares issuable pursuant to the Health Insurance Innovations, Inc. Long Term Incentive Plan;

in each case, plus such indeterminate number of Shares as may be issued to prevent dilution resulting from stock splits, dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), and the terms of the applicable Registrant plan.

On July 12, 2020, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Daylight Beta Parent Corp., a Delaware corporation (“Parent”), and Daylight Beta Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (the “Offer”) on July 24, 2020 to acquire all of the Registrant’s outstanding Shares for $31.00 per Share, net to the seller in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes. The Offer expired at one minute after 11:59 p.m., New York City time, on August 20, 2020 (the “Expiration Time”) and all conditions were satisfied. American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer, advised the Registrant and Merger Sub that, as of the Expiration Time, 83.1% of the outstanding Shares were validly tendered and not properly withdrawn pursuant to the Offer. On August 21, 2020, Merger Sub accepted for purchase and payment all such Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time and made payment for such Shares.

On August 21, 2020, as a result of its acceptance of, and payment for, the Shares tendered in the Offer, Merger Sub acquired a sufficient number of Shares to complete the merger of Merger Sub with and into the Registrant (the “Merger”) without a vote of the stockholders of the Registrant in accordance with Section 251(h) of the Delaware General Corporation Law (“DGCL”). Accordingly, following the consummation of the Offer, Parent and Merger Sub effected the Merger pursuant to Section 251(h) of the DGCL with the Registrant continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned direct subsidiary of Parent.

The Merger became effective on August 21, 2020 following the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, among other things, each outstanding Share, whether vested or unvested (other than Shares owned directly or indirectly by Parent or Merger Sub, Shares held by the Registrant as treasury stock immediately prior to the Effective Time, and Shares owned by a holder who has properly demanded appraisal) was automatically canceled and converted into the right to receive the Offer Price, payable net to the seller in cash, without interest, subject to any required withholding taxes.

In addition, on August 21, 2020, The NASDAQ Global Select Market filed a Form 25 to delist the Shares. The Registrant intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange

Act.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, State of Florida, on August 21, 2020.

Benefytt Technologies, Inc.

By:	/s/ Erik M. Helding
	Name:	Erik M. Helding
	Title:	Chief Financial Officer, Secretary and Treasurer

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.

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